Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com
FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND
FULL-YEAR 2015 RESULTS

Announces $75 million accelerated share repurchase
PLYMOUTH, MN, February 11, 2016 - The Mosaic Company (NYSE: MOS) today reported fourth quarter 2015 net earnings of $155 million, down from $361 million in the fourth quarter of 2014. Earnings per diluted share were $0.44 and included both a negative $0.16 impact from notable items and a benefit of $0.07 per share from adjusting the full year effective tax rate accrual. Mosaic’s net sales in the fourth quarter of 2015 were $2.2 billion, down from $2.4 billion last year. Operating earnings during the quarter were $204 million, down from $365 million a year ago, impacted by lower potash and phosphate prices and volumes, as well as lower potash production, partially offset by cost savings.
“Our fourth quarter results reflect the cyclicality and seasonality of our business,” said Joc O’Rourke, President and Chief Executive Officer. “Our progress on cost savings initiatives and strategic investments has positioned Mosaic to optimize performance in the current macroeconomic environment. At the same time, our prudent balance sheet management allows us to take advantage of opportunities to create long-term value. Repurchasing shares at the bottom of the cycle is high on the priority list.”
Cash flow provided by operating activities in the fourth quarter of 2015 was $302 million compared to $347 million in the prior year. Capital expenditures plus investments in the Ma’aden Wa’ad Al Shamal Phosphate Company (“MWSPC,” also known as the Ma’aden joint venture) totaled $398 million in the quarter. Mosaic’s total cash and cash equivalents were $1.3 billion and long-term debt was $3.8 billion as of December 31, 2015.

Full-Year 2015 Results (unaudited)
“Mosaic grew full-year earnings per share in this challenging environment by focusing on cost control and executing share repurchases in accordance with our stated goals,” said Rich Mack, Mosaic’s Executive Vice President and Chief Financial Officer.
For the 12 months ended December 31, 2015, net income was $1.0 billion, or $2.78 per diluted share, compared to $1.0 billion, or $2.68 per diluted share in 2014. Net sales were $8.9 billion, down from $9.1 billion a year ago. Full-year operating earnings were $1.3 billion, roughly flat with last year, as lower sales volumes and prices in potash combined with lower phosphate margins, were largely offset by lower expenses.
Full-year selling, general and administrative (SG&A) expenses were $361 million compared to $382 million in 2014. Net cash provided by operating activities was $1.8 billion and capital expenditures including investments in MWSPC were $1.2 billion, resulting in free cash flow of approximately $580 million, before dividends.
Business Highlights - Full-Year 2015

▪
The remaining potash expansion at Mosaic’s Esterhazy K3 site progressed on time and on budget with expected commissioning in 2017. When fully operational, Esterhazy K3 is expected to further reduce the Company’s on-going costs of production and provide the ability to eliminate brine inflow management costs and risk.

▪
Mosaic completed the integration of the Archer Daniels Midland Company's ("ADM") Brazil and Paraguay fertilizer distribution business acquired in December of 2014. Over time, the Company expects this acquisition to increase annual distribution from approximately four to six million metric tonnes of crop nutrients in key agricultural regions.

▪	The MicroEssentials® expansion continued to progress on time and on budget and is expected to add an incremental 1.2 million tonnes, bringing total capacity to 3.5 million tonnes by the end of 2016.

▪
Mosaic made equity contributions of $225 million to MWSPC to develop, own and operate integrated phosphate production facilities in the Kingdom of Saudi Arabia. The joint venture is expected to be the lowest cost producer of finished phosphates globally.

▪	Mosaic made excellent progress on aggressive cost savings initiatives which are positively impacting operating results:

•	MOP cash costs per tonne of production declined by 16 percent from the prior year, benefiting from closures of high cost operations, lower spending and a weaker Canadian dollar.

•	Phosphate rock cash production costs were near a five year low, as the Company effectively mitigated the effects of inflation.

•	SG&A expenses declined six percent from the prior year to a six year low, despite a larger business footprint.

▪	Mosaic made significant progress on achieving balance sheet targets and providing meaningful capital returns to shareholders:

•	Mosaic repurchased approximately 15.6 million shares for an aggregate amount of $698 million during the year.

•	In March 2015, the Company’s Board of Directors approved an increase in the annual dividend to $1.10 from $1.00 per share. During 2015, Mosaic paid $385 million in dividends.

•	Mosaic ended the year with $1.3 billion of cash and cash equivalents on the balance sheet.

▪
Mosaic entered into settlement agreements with federal and state regulators to resolve longstanding claims relating to the Company’s management of certain waste materials generated at fertilizer manufacturing facilities in Florida and Louisiana.

▪	Mosaic ended 2015 with a record low annual recordable injury frequency rate for the second consecutive year.
Phosphates

Phosphates Results	4Q 2015 Actual	4Q 2015 Guidance
Average DAP Selling Price	$410	$410 to $440
Sales Volume	2.2 million tonnes	1.9 to 2.2 million tonnes
Phosphate Production	76% of operational capacity	Around 80% of operational capacity
“Our Phosphates business generated stable results for most of the year, highlighting the positive fundamentals of the industry and Mosaic’s market leadership role,” O’Rourke said. “Lower prices in this period of seasonally weak demand and our related production curtailment, combined with a lag in realizing the benefits of lower raw materials costs, all negatively impacted margins during the fourth quarter. For 2016, we expect another record year for global phosphate shipments, with market dynamics indicating an attractive supply and demand balance.”
Net sales in the Phosphates segment were $1.0 billion for the fourth quarter, down from $1.2 billion last year, driven by lower sales volumes and lower finished product prices. Gross margin was $121 million, or 12 percent of net sales, compared to $231 million, or 19 percent of net sales, for the same period a year ago. The year-over-year change in gross margin rate primarily reflects lower finished product selling prices and a lower operating rate, partially offset by lower realized ammonia and sulfur costs.
The fourth quarter average DAP selling price, FOB plant, was $410 per tonne, compared to $447 per tonne a year ago. Phosphates segment total sales volumes were 2.2 million tonnes, down from 2.4 million tonnes last year.
Mosaic’s North American finished phosphate production was 2.2 million tonnes, or 76 percent of operational capacity, compared to 2.4 million tonnes, or 81 percent a year ago.

Potash

Potash Results	4Q 2015 Actual	4Q 2015 Guidance
Average MOP Selling Price	$254	$235 to $255
Sales Volume	1.9 million tonnes	1.8 to 2.1 million tonnes
Potash Production	70% of operational capacity	Around 70% of operational capacity
“Mosaic’s actions to optimize our potash production by closing high-cost facilities and aggressively managing costs are delivering results,” O’Rourke said. “High retailer inventories at the beginning of 2015, the volatility and devaluation of foreign currencies against the U.S. dollar, and additional industry production capacity put pressure on potash prices. We expect a more stable operating environment in 2016 as a result of solid demand and recently announced supply adjustments.”
Net sales in the Potash segment totaled $572 million for the fourth quarter, down from $763 million last year, driven by lower shipment volumes and a lower average price. Gross margin was $155 million, or 27 percent of net sales, compared to $327 million, or 43 percent of net sales a year ago. Excluding Canadian resource taxes, gross margin rate was 37 percent of net sales, down 12 percentage points from the fourth quarter of last year. The year-over-year decrease in gross margin was driven by lower selling prices and volumes, a lower operating rate, partially offset by benefits from foreign currency and cost savings initiatives.
The fourth quarter average MOP selling price, FOB plant, was $254 per tonne, down from $295 per tonne a year ago. The Potash segment’s total sales volumes for the fourth quarter were 1.9 million tonnes, compared to 2.3 million tonnes a year ago.
Potash production was 1.9 million tonnes, or 70 percent of operational capacity, down from 2.6 million tonnes, or 91 percent of operational capacity a year ago, reflecting Mosaic’s previously announced decision to curtail production.
International Distribution (ID)

ID Results	4Q 2015 Actual	4Q 2015 Guidance
Sales Volume	1.5 million tonnes	1.3 to 1.6 million tonnes
Gross Margin per Tonne	$26 per tonne	$23 to $28 per tonne
Net sales in the International Distribution segment were $605 million for the fourth quarter, up from $516 million last year, primarily as a result of increased volumes from the acquisition of ADM’s distribution business. Gross margin was $38 million, or six percent of net sales, compared to $41 million, or eight percent of net sales for the same period a year ago.

The fourth quarter average selling price was $407 per tonne, compared to $456 per tonne a year ago. International Distribution segment total sales volumes were 1.5 million tonnes, up from 1.1 million tonnes last year.
Other
SG&A expenses were $95 million for the fourth quarter, up from $91 million last year, largely as a result of professional fees and the ADM acquisition which closed in late December of 2014.
The effective tax rate in the quarter was negative. Provision for income taxes in the fourth quarter includes a $26 million benefit related to the reduction of the full year estimated effective tax rate from 16 percent to 13 percent.
Financial Guidance
“While the external environment is challenging, agriculture is very different from hard commodities. Cycles change quickly, as demand for food continues to grow,” O’Rourke said. “Mosaic is effectively navigating the current environment and is in position to take advantage of opportunities during the bottom part of the commodity cycle.”
“We have maintained an appropriately conservative balance sheet, have ample liquidity and have the flexibility to further reduce capital spending,” said Mack. “Cost reduction efforts and focused execution are helping maintain profitability in difficult markets. We expect to continue to maintain a strong balance sheet and generate positive free cash flow in 2016.”
Total sales volumes for the Phosphates segment are expected to range from 1.8 to 2.2 million tonnes for the first quarter of 2016, compared to 2.3 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $350 to $370 per tonne for the first quarter of 2016. As Mosaic works through higher cost inventory, the segment gross margin rate in the first quarter is estimated to be around 10 percent, and the operating rate is expected to be in the 70 to 80 percent range, reflecting the Company’s decision to curtail production in this period.
Total sales volumes for the Potash segment are expected to range from 1.5 to 1.9 million tonnes for the first quarter of 2016, compared to 2.0 million tonnes last year. Mosaic’s realized MOP price, FOB plant, is estimated to range from $200 to $230 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the low to mid 20 percent range. The operating rate is expected to be in the 70 to 80 percent range.
Total sales volumes for the International Distribution segment are expected to range from 1.0 to 1.2 million tonnes for the first quarter of 2016, compared to 1.0 million tonnes last year. The segment gross margin per tonne is estimated to be around $10 per tonne.
For the calendar 2016, Mosaic estimates:

•	SG&A expenses to range from $350 to $370 million with cost savings offsetting inflation.

•	Canadian resource taxes and royalties to range from $180 to $220 million.

•	Brine management costs to range from $160 to $180 million.

•	The effective tax rate to be in the upper teens.

•	Capital expenditures in the range of $0.9 to $1.1 billion and equity investments in MWSPC of approximately $300 million.

•	Phosphates sales volumes in the range of 9 to 10 million tonnes.

•	Potash sales volumes in the range of 7.5 to 8.5 million tonnes.

•	International Distribution sales volumes in the range of 6 to 7 million tonnes.
Beginning in the second quarter of 2016, the Company expects to change how it provides guidance for Potash margin rate and Canadian resource taxes. Gross margin rate guidance will exclude Canadian resources taxes, but include Canadian royalties. Full year Canadian resource tax guidance will be given as a range of rates to be applied to expected gross profits, excluding Canadian resource taxes. Under this new methodology, guidance for the first quarter 2016 is as follows:

•	First quarter 2016 Potash gross margin rate, excluding Canadian resource taxes, is expected to be in the low to mid 30 percent range.

•	Canadian resource taxes are expected to range from 21 to 25 percent of Potash gross margin excluding Canadian resource taxes.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Thursday, February 11, 2016, at 9:00 a.m. EST to discuss fourth quarter and full-year 2015 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Wa’ad Al Shamal Phosphate Company (also known as the Ma’aden joint venture) and other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Ma’aden joint venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for the Ma’aden joint venture and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF, including the risk that the cost savings from the agreement may not be realized or that the price of natural gas or ammonia during the agreement’s term are at levels at which the pricing becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the Ma’aden joint venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###

For the three months ended December 31, 2015, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.16:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction (loss) gain	Consolidated	Foreign currency transaction (loss) gain	$(41)	$5	$(0.10)
Unrealized gain (loss) on derivatives	Corporate & Other	Cost of goods sold	1	—	—
ARO year-end adjustment	Potash	Other operating expenses	(6)	1	(0.02)
ARO year-end adjustment	Phosphates	Other operating expenses	(26)	3	(0.06)
Discrete tax items	Consolidated	Benefit from income taxes	—	6	0.02
Total Notable Items			$(72)	$15	$(0.16)
For the three months ended December 31, 2014, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.10:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction (loss) gain	Consolidated	Foreign currency transaction (loss) gain	$48	$(14)	$0.09
Unrealized gain (loss) on derivatives	Corporate & Other	Cost of goods sold	(30)	9	(0.06)
Adjustment to assets held for sale	International Distribution	Other operating expenses	(10)	3	(0.02)
Loss on write-down of Carlsbad	Potash	Carlsbad restructuring expense	(59)	24	(0.09)
Insurance proceeds	Potash	Other operating expenses	10	(3)	0.02
ARO year-end adjustment	Phosphates	Other operating expenses	(22)	6	(0.04)
Discrete tax items	Consolidated	Benefit from income taxes	—	76	0.20
Total Notable Items			$(63)	$101	$0.10

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$2,163.2	$2,378.6	$8,895.3	$9,055.8
Cost of goods sold	1,807.7	1,799.5	7,177.4	7,129.2
Gross margin	355.5	579.1	1,717.9	1,926.6
Selling, general and administrative expenses	94.9	91.1	361.2	382.4
(Gain) loss on assets sold and to be sold	—	9.7	—	(16.4)
Carlsbad restructuring expense	—	58.4	—	125.4
Other operating expenses	56.3	55.3	77.9	123.4
Operating earnings	204.3	364.6	1,278.8	1,311.8
(Loss) in value of share repurchase agreement	—	—	—	(60.2)
Interest (expense), net	(18.8)	(31.0)	(97.8)	(107.6)
Foreign currency transaction gain (loss)	(41.1)	47.3	(60.5)	79.1
Other (expense) income	(2.7)	0.3	(17.2)	(5.8)
Earnings from consolidated companies before income taxes	141.7	381.2	1,103.3	1,217.3
(Benefit from) provision for income taxes	(14.3)	27.0	99.1	184.7
Earnings from consolidated companies	156.0	354.2	1,004.2	1,032.6
Equity in net earnings (loss) of nonconsolidated companies	(0.5)	7.4	(2.4)	(2.2)
Net earnings including noncontrolling interests	155.5	361.6	1,001.8	1,030.4
Less: Net earnings attributable to noncontrolling interests	0.5	0.9	1.4	1.8
Net earnings attributable to Mosaic	$155.0	$360.7	$1,000.4	$1,028.6
Diluted net earnings per share attributable to Mosaic	$0.44	$0.97	$2.78	$2.68
Diluted weighted average number of shares outstanding	354.3	372.0	360.3	375.6

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$1,276.3	$2,374.6
Receivables, net	675.0	754.4
Inventories	1,563.5	1,718.3
Other current assets	629.9	368.2
Total current assets	4,144.7	5,215.5
Property, plant and equipment, net	8,721.0	9,313.9
Investments in nonconsolidated companies	980.5	849.8
Goodwill	1,595.3	1,806.5
Deferred income taxes	691.9	543.1
Other assets	1,279.0	554.2
Total assets	$17,412.4	$18,283.0
Liabilities and Equity
Current liabilities:
Short-term debt	$25.5	$13.5
Current maturities of long-term debt	43.0	41.0
Structured accounts payable arrangements	481.7	237.7
Accounts payable	520.6	559.6
Accrued liabilities	971.8	726.1
Accrued income taxes	5.7	18.8
Total current liabilities	2,048.3	1,596.7
Long-term debt, less current maturities	3,791.1	3,778.0
Deferred income taxes	977.4	987.7
Other noncurrent liabilities	1,030.6	1,200.0
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2015 and 2014	—	—
Class A common stock, $0.01 par value, 194,203,987 shares authorized, none issued and outstanding as of December 31, 2015, 17,176,046 shares issued and outstanding as of December 31, 2014	—	0.2
Class B common stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of December 31, 2015 and 2014	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 387,697,547 shares issued and 352,515,256 shares outstanding as of December 31, 2015, 369,987,783 shares issued and 350,364,236 shares outstanding as of December 31, 2014	3.5	3.5
Capital in excess of par value	6.4	4.2
Retained earnings	11,014.8	11,168.9
Accumulated other comprehensive income	(1,492.9)	(473.7)
Total Mosaic stockholders’ equity	9,531.8	10,703.1
Non-controlling interests	33.2	17.5
Total equity	9,565.0	10,720.6
Total liabilities and equity	$17,412.4	$18,283.0

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net cash provided by operating activities	$302.3	$346.6	$1,807.6	$2,122.1
Cash Flows from Investing Activities:
Capital expenditures	(298.1)	(251.8)	(1,000.3)	(929.1)
Proceeds from sale of businesses	—	26.4	—	81.4
Restricted cash	—	—	(630.0)	—
Acquisition of businesses	—	(349.6)	—	(1,725.4)
Proceeds from adjustment to acquisition of business	—	—	47.9	—
Investments in nonconsolidated companies	(102.1)	(2.6)	(227.1)	(154.6)
Return of investment from nonconsolidated companies	—	—	54.4	—
Other	0.7	(8.8)	6.7	(11.4)
Net cash (used in) investing activities	(399.5)	(586.4)	(1,748.4)	(2,739.1)
Cash Flows from Financing Activities:
Payments of short-term debt	(70.2)	(1.0)	(367.2)	(220.4)
Proceeds from issuance of short-term debt	77.2	14.2	379.7	200.2
Payments of structured accounts payable arrangements	(83.1)	(55.5)	(395.7)	(177.6)
Proceeds from structured accounts payable arrangements	288.8	90.7	635.2	349.2
Payments of long-term debt	(1.2)	(0.6)	(59.6)	(2.1)
Proceeds from issuance of long-term debt	(1.2)	4.8	4.7	812.0
Repurchase of stock	(0.1)	(247.6)	(709.5)	(2,755.3)
Cash dividends paid	(96.9)	(93.9)	(384.7)	(382.5)
Other	6.7	5.6	3.7	8.1
Net cash provided by (used in) financing activities	120.0	(283.3)	(893.4)	(2,168.4)
Effect of exchange rate changes on cash	(31.4)	(72.9)	(264.1)	(133.1)
Net change in cash and cash equivalents	(8.6)	(596.0)	(1,098.3)	(2,918.5)
Cash and cash equivalents - beginning of period	1,284.9	2,970.6	2,374.6	5,293.1
Cash and cash equivalents - end of period	$1,276.3	$2,374.6	$1,276.3	$2,374.6

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has presented gross margin excluding Canadian resource taxes ("CRT") for Potash, adjusted diluted earnings per share and free cash flow, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. None of gross margin excluding CRT, adjusted diluted earnings per share and free cash flow is a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculations may not be comparable to other similarly titled measures presented by other companies. Gross margin excluding CRT, adjusted diluted earnings per share and free cash flow should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP.
Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors.
Free cash flow provides a metric that the Company believes is helpful to investors in evaluating the Company’s ability to generate cash.
Management believes that adjusted diluted earnings per share provides securities analysts, investors and others, in addition to management, with useful supplemental information regarding our performance by excluding certain items that may not be indicative of or are unrelated to our core operating results. Management utilizes adjusted diluted earnings per share in analyzing and assessing the Company's overall performance, for financial and operating decision-making, and to forecast and plan for the future periods. Adjusted diluted earnings per share also assists our management in comparing our and our competitors' operating results.

Potash Gross Margin, Excluding Resource Taxes Calculation

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Sales	$572.5	$763.1	$2,447.0	$2,851.6
Gross margin	154.6	326.8	788.3	923.2
Canadian resource taxes	55.9	47.7	248.0	168.4
Gross margin, excluding Canadian resource taxes (CRT)	$210.5	$374.5	$1,036.3	$1,091.6
Gross margin percentage, excluding CRT	36.8%	49.1%	42.3%	38.3%

Free Cash Flow

Twelve Months Ended December 31,
2015
Net cash provided by operating activities	$1,807.6
Capital Expenditures	(1,000.3)
Investments in Wa'ad Al Shamal	(225.2)
Free cash flow	$582.1

Reconciliation of Adjusted Diluted Earnings Per Share

	Three months ended December 31,
	2015	2014
Diluted earnings per share, as reported	$0.44	$0.97

Items included in earnings per share:
Foreign currency transaction (gain) loss	0.10	(0.09)
Unrealized (gain) loss on derivatives	—	0.06
Discrete tax items	(0.02)	(0.20)
ARO Adjustment	0.08	0.04
Tax rate adjustment	(0.07)	—
Adjustments to assets held for sale	—	0.02
Loss on write-down of Carlsbad	—	0.09
Carlsbad insurance proceeds	—	(0.02)

Adjusted diluted earnings per share	$0.53	$0.87

Earnings Per Share Calculation

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net earnings attributed to Mosaic	$155.0	$360.7	$1,000.4	$1,028.6
Undistributed earnings attributable to participating securities	—	—	—	(22.3)
Numerator for basic and diluted earnings available to common stockholders	$155.0	$360.7	$1,000.4	$1,006.3
Basic weighted average number of shares outstanding	352.5	370.2	358.5	382.4
Shares subject to forward contract	—	—	—	(8.3)
Basic weighted average number of shares outstanding attributable to common stockholders	352.5	370.2	358.5	374.1
Dilutive impact of share-based awards	1.8	1.8	1.8	1.5
Diluted weighted average number of shares outstanding	354.3	372.0	360.3	375.6
Basic net earnings per share	$0.44	$0.97	$2.79	$2.69
Diluted net earnings per share	$0.44	$0.97	$2.78	$2.68